STATE  OF  NORTH  CAROLINA
DEPARTMENT  OF  THE  SECRETARY  OF  STATE


                            ARTICLES OF AMENDMENT OF

                         CAPITAL BUSINESS FUNDING, INC.

Pursuant to 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.   The  name  of  the  corporation  is  Capital  Business  Funding,  Inc.

2.   The  text  of  each  amendment  adapted  is  as  follows:

     a.   Change  of  Name.  The  corporation  has changed its name from Capital
          ----------------
          Business  Funding,  Inc.  to  Capital  Resource  Funding,  Inc.

     b.   Change  of the Registered Agent, and Registered Address of the Company
          ----------------------------------------------------------------------
          The corporation also changed the agent and address from Don Brown, 2959 Irwin Drive, S E, Southport, Brunswick County, NC 28461 to:

          Registered  Agent:  David  R.  Koran

          Registered Address: 2212 Lantern Way Circle, Cornelius, Mecklenburg County, North Carolina 28031.

     c.   Increase  of  Authorized  Capital.  The  corporation  is  currently
          ---------------------------------
          authorized to issue 25,000 shares, all of one class designated as common stock. The corporation hereby increases its authorized capital to 100,000,000 shares of common stock. The par value of each share shall remain at .001.

          The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock, except as otherwise provided herein or required by law.

          Shares of Common Stock authorized hereby shall not be subject to preemptive rights. The holders of shares of Common Stock now or hereafter outstanding shall have no preemptive right to purchase or have offered to them for purchase any of such authorized but unissued shares, or any shares of Preferred Stock, Common Stock or other equity securities issued or to be issued by the Company.

          Subject to the preferential and other dividend rights applicable to Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor.

          In the event of any voluntary or involuntary liquidation, distribution or winding up of the Corporation, after distribution in full of the preferential or other amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

     d.   Authorization  of  Class  of  Preferred  Stock..  The corporation also
          ----------------------------------------------
          authorizes the establishment of a class of convertible preferred stock and therefore increases its authorized capital to 10,000,000 shares of preferred stock, convertible to common stock at a ratio of ten shares of common stock for each share of preferred stock. The par value of each share shall be $ .001.

          The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed and determined by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. The preferred stock shall have voting rights over the voting rights of common stock as established by the Board of Directors. The Board of Directors hereby is authorized to cause such shares to be issued in one or more classes or series and with respect to each such class or series to fix and determine the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

     NOT  APPLICABLE


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                              ARTICLES OF AMENDMENT
                                     Page 2

4.   The  date  of  adoption  of  each  amendment  was as follows: JUNE 23, 2004

5.   (Check  either  a,  b,  c,  or  d,  whichever  is  applicable)

     a. The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.

     b. The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.

     c. The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (set forth a brief explanation of why shareholder action was not required.)


     d.   X The amendment(s) was (were) approved by shareholder action, and such
          -
          shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

6. These articles will be effective upon filing, unless a delayed time and date is specified:


This  date:  June  23,  2004



                                        Capital Business Funding, Inc.
                                        ------------------------------
                                        Name  of  Corporation


                                        ------------------------------
                                        Signature

                                        David R.  Koran,  President
                                        ---------------------------
                                        Type or Print Name and Title